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                                                                   EXHIBIT 10.52


                         EXECUTIVE EMPLOYMENT AGREEMENT
                                  Ed Flaherty

         THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement"), made and entered into effective December 17, 1996, by and between Neodata Services, Inc., a Delaware corporation (hereinafter, together with its successors, referred to as the "Company), and Ed Flaherty (hereinafter referred to as the "Executive").

         WHEREAS, the Board of Directors of the Company believes that it is in the best interests of the Company (i) to provide the Executive with a special incentive to encourage the Executive to maintain the Executive's current employment relationship with the Company in the event of a Sale of the Company (as hereinafter defined) for a period of up to eighteen months following any such Sale, thereby promoting the Company's stability both before and after any Sale and (ii) to provide for certain of the obligations of the Executive to the Company during and following the Executive's termination of the Executive's employment relationship with the Company;

         NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties agree as follows:

         1.      CERTAIN DEFINITION.

                 a. "ACCRUED BENEFITS" means (i) all salary earned or accrued through the date the Executive's employment is terminated, (ii) reimbursement for any and all monies advanced by the Executive in connection with the Executive's employment for reasonable and necessary expenses incurred by the Executive through the date the Executive's employment is terminated, and
(iii) all other payments and benefits to which the Executive may be entitled under the terms of any generally applicable compensation arrangement or benefit plan or program of the Company, including any unused vacation pay; but excluding any severance or termination benefits.

                 b. "BOARD" means, so long as Holding owns all the outstanding capital stock of the Company, the board of directors of Holding. In all other cases, Board means the board of directors of the Company.

                 C. "CAUSE" means the Executive's (i) conviction of, or plea of nolo contendere to, a felony, (ii) illegal use of drugs, (iii) material breach of this Agreement, fraud, dishonesty in connection with the Executive's employment, competition with the Company, Holding or their respective Subsidiaries, unauthorized use of any trade secret or other confidential information of the Company, Holding or their respective Subsidiaries, or continued gross neglect of the Executive's duties or responsibilities or (iv) failure to properly perform the Executive's duties in the reasonable judgment of the Board. In the case of a termination for


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Cause as described in clause (ii), (iii) or (iv) above, the Executive shall be given the opportunity, during the period of not less than 30 days after the receipt of written notice from the Company that such event constitutes Cause, to meet with the Board to defend the Executive's acts or failures to act, prior to termination. The company may suspend the Executive's title and authority pending such meeting, and such suspension shall not constitute "Good Reason", as defined below. After such meeting, the Board may rule whether the subject conduct constituted "Cause," and the Board's determination shall be conclusive and binding.

                 d. "EDS" means Electronic Data Systems Corporation, a Texas corporation.

                 e. "EDS Company" means any Person in which EDS beneficially owns more than 50% of the fully-diluted common stock.

                 f. "GOOD REASON" means (i) without the Executive's written consent, any reduction, approved by the Board, in the amount of the Executive's annual base salary or any adverse change, approved by the Board, in the manner in which the Executive's opportunity for an annual bonus is determined, (ii) any significant reduction, approved by the Board without the Executive's written consent, in the aggregate value of the Executive's benefits provided by contract with the Executive or generally available to all senior executives of the Company (other than annual salary or bonus) as in effect from time to time (unless such reduction is pursuant to a general change in benefits applicable to all similarly situated employees of the Company), or (iii) any significant reduction, approved by the Board without the Executive's written consent, in the Executive's title, duties or responsibilities; provided, however, that Good Reason shall not exist at any time after the Executive has received written notice from the Company that an event has occurred constituting Cause, unless the Board, after a meeting with the Executive, determines that the noticed event did not constitute Cause. Notwithstanding the above, the occurrence of any of the events described above will not constitute Good Reason unless the Executive gives the Company written notice that such event constitutes Good Reason, and the Company thereafter fails to cure such event or events within 30 days after receipt of such notice.

                 g. "HICKS, MUSE" means Hicks, Muse, Tate & Furst Incorporated, a Texas corporation, its successors and assigns, and its affiliates and its and their respective officers, directors, and employees (and members of their respective families and trusts for the primary benefit of such family members), collectively.

                 h. "HICKS, MUSE COMPANY" means any Person in which Hicks, Muse beneficially owns more than 25% of the fully-diluted common stock or has an unrecovered investment of $1,000,000 or more, and each Subsidiary thereof.

                 i. "HOLDING" means Neodata Corporation, a Delaware corporation which is the parent of the Company, together with its successors.



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                 j.       "MARKETABLE SECURITIES" means securities (i) of a
class or series listed or traded on the New York Stock Exchange. American Stock Exchange, or the NASDAQ National Market System and (ii) which, as a matter of law, shall at the time of acquisition be (or which at the date of acquisition are legally committed to become within six months after the date of acquisition) freely saleable in unlimited quantities by each Person acquiring such securities to the public, either pursuant to an effective registration statement under the Securities Act of 1933, as amended (including a current prospectus which is available for delivery), or without the necessity of such registration.

                 k.       "PERSON" means any "person", within the meaning of
Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, including a "group" as determined thereby.

                 l. "PREFERRED STOCK" means the Class A Convertible Preferred Stock, par value $0.01 per share, of Holding.

                 m. "SALE OF THE COMPANY" or "Sale" means the consummation of any transaction or series of related transactions after the date hereof whereby (i) the Company sells or otherwise transfers all or substantially all of its assets to another Person (other than Hicks, Muse, a Hicks, Muse Company, EDS, or an EDS Company), (ii) any Person (other than Hicks, Muse, a Hicks, Muse Company, EDS, or an EDS Company) purchases or otherwise acquires all or substantially all of the common stock of the Company or Holding, (iii) the Company is merged with another corporation (a "Merger") and the holders of the Company's fully-diluted common stock immediately prior to such Merger hold less than 25% of the surviving corporation's fully-diluted common stock immediately after such Merger or (iv) Holding is merged with another corporation (a "Holding Merger") and the holders of Holding's fully-diluted common stock immediately prior to such Holding Merger hold less than 25% of the surviving corporation's fully-diluted common stock immediately after such Holding Merger.

                 n. "SERIES 2 PREFERRED" means the Class A Convertible Preferred Stock-Series 2, par value $0.01 per share, of Holding.

                 o. "SUBSIDIARY" means with respect to any Person, any other Person of which such first Person owns or has the power to vote, directly or indirectly, securities representing a majority of the votes ordinarily entitled to be cast for the election of directors or other governing Persons.

         2.      SALE OF THE COMPANY.

         In the event of a Sale of the Company:

                 a. The Executive, except for Good Reason, shall not terminate the Executive's employment with the Company in such Executive's position with the Company (or


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such other position as the Board and Executive shall mutually agree to in writing) at the time of the Sale or for a period beginning on the date of such Sale and ending on the date which is eighteen months following the date on which such Sale is consummated (such period to be referred to herein as the "Retention Period"); provided, however, if the Executive terminates the Executive's employment relationship with the Company for Good Reason during the Retention Period, the Executive shall be deemed to have continued the Executive's employment with the Company for the Retention Period and the Executive shall be entitled to the Termination Benefits (as hereinafter defined) as set forth in Section 2c. herein.

                 b. On the date upon which the Sale is consummated, all options to purchase common stock of Holding and Series 2 Preferred which have been granted to the Executive pursuant to the Neodata Corporation amended and Restated 1990 Executive Incentive Plan and any options and stock appreciation rights granted to the Executive under any other plan approved by the Board shall, to the extent not previously vested, immediately vest in full.

                 c. In the event the Company terminates the Executive for any reason (other than Cause) during the Retention Period, the Executive shall be entitled to, and the Company shall be obligated to pay, the following termination benefits (the "Termination Benefits"), which Termination Benefits shall be the Executive's exclusive right and remedy in respect of such termination:

                          (i)     The Company shall pay the Executive the
Executive's Accrued Benefits, except that, for this purpose, Accrued Benefits shall not include any entitlement to severance under any Company severance policy generally applicable to the Company's salaried employees, it being understood that, if the Executive is terminated during the Retention Period, the payments under Section 2c(ii) and Section 3 of this Agreement shall be treated as a credit against any amount owed to the Executive under any general severance benefit; and

                          (ii)    The Company shall pay the Executive severance
pay equal to the Executive's then current monthly base salary, payable in accordance with the Company's regular pay schedule, for the remainder of the Retention Period ("Salary Continuance").

                 d. Notwithstanding the other provisions of this Section 2, if, at any time during the Retention Period, (i) the Executive shall terminate the Executive's Employment with the Company for any reason other than Good Reason, (ii) the Company shall terminate the Executive for Cause or (iii) the Executive shall cease to be employed by the Company by reason of death, permanent disability (as defined in the Company's Board-approved disability plan or policy, as in effect from time to time) or retirement (as defined in the Company's Board approved retirement plan or policy, as in effect from time to time), then the Executive shall not be entitled to any Salary Continuance, and shall only be entitled to receive from the Company (x) in the case of clause (i) or (ii) of this sentence, the Executive's Accrued Benefit or (y) in the case of clause (iii) of this sentence, any applicable death, disability or retirement benefits, as the case may be, then generally provided by the Company to its similarly situated employees.



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         3.      RETENTION BONUS.

                 a. In the event of a Sale of the Company that results in the holders of Preferred Stock receiving, net of all selling, brokerage. investment banking, and all related costs and expenses, upon the consummation of the Sale, cash or Marketable Securities having a fair market value of at least $125,000,000 in the aggregate, the Executive shall be entitled to a retention bonus (the "Retention Bonus") in an amount equal to 100% of such Executive's then existing base salary, payable in four installments, with 25% being payable upon consummation of the Sale, and 25% on each of the dates six months, twelve months, and eighteen months following such sale.

                 b. Notwithstanding the provisions of Section 3(a) above, if at any time prior to the termination of the Retention Period the Executive terminates the Executive's employment for any reason other than Good Reason or because of the Executive's death or disability, or the Company terminates the Executive for Cause, the Executive shall forfeit the Executive's right to any unpaid installments of the Retention Bonus which would otherwise be due under this Agreement.

         4.      LIMITATION ON OBLIGATIONS OF COMPANY.

         The Company's aggregate obligations under this Agreement and all agreements with other executives of the Company which have provisions similar to Sections 2 and 3 hereof (whether or not dated concurrently herewith) (the "Other Retention Agreements") with respect to all Salary Continuance and Retention Bonus payments payable thereunder shall be subject to an aggregate maximum dollar limitation such that the Company shall not be obligated to pay aggregate Salary Continuances and Retention Bonuses hereunder and pursuant to the Other Retention Agreements in an aggregate amount of more than $3,000,000. In the event the aggregate amount that the Company would be obligated to pay in Salary Continuances and Retention Bonuses hereunder and pursuant to the Other Retention Agreements exceeds $3,000,000, the Salary Continuances and Retention Bonuses payable in the aggregate hereunder and thereunder shall be reduced ratably among the Executive and the parties to the Other Retention Agreements in accordance with the amount of the then-existing base salary of each individual who is a party to an executive retention agreement. Notwithstanding anything to the contrary elsewhere herein, after the first Sale of the Company, no further Termination Benefits, Salary Continuance or Retention Bonus shall accrue to the Executive with respect to any subsequent Sale of the Company. Any interpretation of the provisions of this or any other provision of this Agreement shall be made by the Board, whose decision concerning such matters shall be conclusive.

         5.      EFFECTIVENESS OF PROVISIONS.

         The Company's and the Executive's rights and obligations under Section 2 and 3 of this Agreement shall vest upon the occurrence of a Sale of the Company as defined herein, and



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nothing in this Agreement shall be construed as conferring any obligations or benefits upon the parties hereunder prior to any such Sale. Nothing contained herein shall be deemed to obligate the Board or the Company to engage in, or negotiate towards, a Sale. In the event the Executive is not employed by the Company for any reason at the time of a Sale of the Company, the provisions of
Section 2 and Section 3 of this Agreement shall cease to be of any force and effect and neither party hereto shall have any obligations or be entitled to any benefits thereunder, and the remaining provisions of this Agreement. including but not limited to Section 6 and Section 7, shall survive such termination of employment and remain in full force and effect.

         6. NON-COMPETITION COVENANT.

         The Executive shall not, during the period in which the Executive is employed by the Company and for the eighteen-month period immediately following the last day of the Executive's employment by the Company (as such last day of employment is reasonably determined by the Company's Board of Directors), (a) unless the Executive's employment by the Company was terminated by the Company without Cause, act as an officer, director, employee, partner, or agent of, or invest in or lend money to, or own, directly or indirectly, any interest in, or participate in the control of, any corporation. partnership. joint venture or other business organization which is engaged in the sale of any product or service which is sold by the Company from time to time in the future prior to the end of the Executive's employment, or (b) solicit to accept or negotiate with concerning or offer to, any person employed by the Company or whose employment by the Company has ended less than 180 days prior thereto, employment with any business entity with which Executive may become associated in any capacity other than the Company.

         7. CONFIDENTIAL INFORMATION OF THE COMPANY.

         The Executive shall not, except in the performance of the Executive's duties hereunder and for the benefit of the Company, disclose or reveal to any unauthorized person any trade secrets or other confidential information of the Company, Holding or their respective Subsidiaries relating to the Company, Holding or their respective Subsidiaries or to any of the businesses operated by them, and the Executive confirms that such trade secrets and confidential information constitute the exclusive property of the Company, Holding or their respective Subsidiaries, as the case may be.

         8. REMEDIES UPON BREACH.

         The Executive acknowledges that the remedy at law for a breach by the Executive of the provisions of Sections 6 or 7 hereof will be inadequate. Accordingly, in the event of the breach or threatened breach by the Executive of any of the provisions of Sections 6 or 7 hereof, the Company, Holding or their respective Subsidiaries, as the case may be, shall be entitled to injunctive relief in addition to any other remedy to which it may be entitled.



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         9.      SUCCESSORS.

         The Company may assign its rights under this Agreement to any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company, Holding, and their respective Subsidiaries. The rights of Executive under this Agreement may not be assigned or encumbered by the Executive, voluntarily or involuntarily, during the Executive's lifetime, and any such purported assignment shall be void.

         10.     ENFORCEMENT.

         The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part thereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

         11.     AMENDMENT.

         This Agreement may not be amended or modified at any time except by a written instrument approved by the Board and executed by the Company and the Executive.

         12. WITHHOLDING.

         The Company shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state, local, or foreign withholding or other taxes of charges which it is from time to time required to withhold. The company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

         13. GOVERNING LAW.

         This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Colorado without regard to principles of conflicts of law of the State of Colorado or any other jurisdiction. Any dispute arising out of this Agreement shall be determined by arbitration in Boulder, Colorado under the rules of the American Arbitration Association then in effect and judgment upon any award pursuant to such arbitration may be enforced in any court having jurisdiction thereof

         14. NOTICE.

         Notices given pursuant to this Agreement shall be in writing and shall be deemed given when received and if mailed, shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid: if to the Company, c/o Hicks, Muse, Tate & Furst Incorporated, 200 Crescent Court, Suite 1600, Dallas, Texas 75201, Attention: Thomas 0. Hicks and Lawrence D. Stuart, with a copy to Weil, Gotshal & Manges, 100 Crescent Court,



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Suite 1300, Dallas, Texas 75201, Attention: Mary R. Korby, Esq.; or if to the
Executive, at the address set forth below the Executive's signature line of this Agreement; or to such other address as the party to be notified shall have given to the other in writing.

         15.     NO WAIVER.

         No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

         16.     HEADINGS

         The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

                                        NEODATA SERVICES, INC.

                                        By: /s/ SUSAN L. MORSE
                                           ----------------------------------
                                        Name: Susan L. Morse
                                        Title: Sr. Vice President,
                                               Human Resources

                                        EXECUTIVE

                                        /s/ ED FLAHERTY
                                        -------------------------------------
                                        Ed Flaherty







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